Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 3 to the Registration Statement of BioVie Inc. on Form S-1 (No. 333-297552) to be filed on or about August 14, 2026 of our report dated August 12, 2026, on our audits of the financial statements as of June 30, 2026 and 2025 and for each of the years then ended, which report was included in the Annual Report on Form 10-K filed August 13, 2026. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company's ability to continue as a going concern. We also consent to the reference to our firm under the caption “Experts” in this Registration Statement.

/s/EisnerAmper LLP

EISNERAMPER LLP

Iselin, New Jersey

August 14, 2026